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                                                                    Exhibit 99.1



                                  NEWS RELEASE
                                  ------------

                                  Contacts:

                                  Jean-Marie Vogel
                                  President and Chief Executive Officer
                                  (508) 357-7535

                                  John M. Carnuccio
                                  President, Medical Business
                                  (508) 357-7508

                                  Philip V. Holberton
                                  Chief Financial Officer
                                  (508) 357-7608



                  BIOSPHERE MEDICAL, INC. LAUNCHED BY BIOSEPRA
                      WITH PROCEEDS FROM SALE OF BUSINESS

MARLBOROUGH, Mass., May 17, 1999 - BioSepra Inc. (OTC Bulletin Board: BSEP) announced today that it has completed the sale of its chromatography business to Life Technologies, Inc. (OTC Bulletin Board: LTEK) and that it has changed its name to BioSphere Medical, Inc. to reflect its new business strategy.

Jean-Marie Vogel, president and CEO of BioSepra said, "With the proceeds from this sale, we launched BioSphere Medical, Inc., an exciting new medical device company." He added, "Although we are entering an entirely new business arena, we are doing so based on a platform that we understand very well, microsphere technology. In our medical device applications, small uniform beads impart therapeutic benefit when used to control blood flow to hypervascularized tumors and diseased or damaged blood vessels. Initially, we will focus our efforts on a major unmet medical need in women's health -- the non-surgical treatment of uterine fibroids. An estimated 200,000 surgical procedures are performed each year to treat fibroids in the U.S. Our product is already approved and on the market in Europe for use in embolizing hypervascularized tumors, arteriovenous malformations and hemostasis."

Mr. Vogel concluded, "By changing not only our business strategy but our name, we are sending the message to the business community that this is a new beginning for a company known as BioSphere Medical, Inc. Look for us under the trading symbol BSMD."







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This press release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual events to differ materially from those indicated by forward-looking statements in this release are the failure of the Company to achieve or maintain neccessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products, to successfully develop and commercialize the Embosphere(R) technology for uterine fibroid embolization and other applications, to provide patent and other proprietary protection for the Company's products and to garner the necessary U.S. regulatory approvals for such technology; the absence of, or delays and cancellations of, product orders; the delay in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds, if needed, to finance the development, marketing and sale of its products; general economic conditions; as well as risk factors detailed in the periodic reports filed by the Company with the Securities and Exchange Commission.




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